Exhibit 99.1

February 27, 2004

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814) 231-4438, email: jlehtihet@c-cor.net

C-COR ANNOUNCES PRICING OF 4.4 MILLION SHARES OF COMMON STOCK

State College, PA (February 27, 2004) - C-COR.net Corp. (Nasdaq:CCBL), a global provider of broadband communications products, software systems, and services, today announced the pricing of its public offering of 4,400,000 shares of its common stock at $14.50 per share. Net proceeds from the offering are intended to be used for general corporate purposes, and, if opportunities arise, to acquire businesses that are complementary to C-COR’s business.

C-COR has also granted the underwriters an option to purchase up to an additional 660,000 shares solely to cover over-allotments. There is no assurance that the over-allotment option will be exercised.

The managing underwriters are CIBC World Markets, Friedman Billings Ramsey, Needham & Company, and Credit Lyonnais Securities (USA) Inc. A copy of the prospectus relating to this offering may be obtained from CIBC World Markets, 417 Fifth Avenue, New York, New York 10016, or by fax at (212) 667-6136 or by email at useprospectus@us.cibc.com.

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Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward-looking statements, including among other things, whether C-COR completes the sale of common stock. When used in this release and documents referenced, the words “believes,” “expects,” “may,” “should,” “seeks,” or “anticipates” and similar expressions as they relate to C-COR or its management are intended to identify such forward-looking statements. For additional factors, please see C-COR’s reports filed with the Securities and Exchange Commission.

C-COR ANNOUNCES PRICING OF 4.4 MILLION SHARES OF COMMON STOCK-ADD 1

About C-COR (www.c-cor.net)

C-COR is a leading provider of premium quality, globally-oriented optical, digital video transport, and RF telecommunication products; operation support software solutions; and high-end technical field services — a triple play for cost-effective delivery of voice, video, and high-speed data over advanced HFC broadband networks. C-COR’s latest end-to-end fiber optic network solution, the FTTmaX, uses PON (passive optical network) technology and Gigabit connectivity to transport voice, video, and data over the last mile to the home or business. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

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